Exhibit 99.1

Neoleukin Therapeutics Announces First Quarter 2020 Financial Results and Provides Business Update

-   IND submission for NL-201 anticipated by end of 2020   -

-   Three abstracts to be presented at AACR-II   -

SEATTLE, Washington,  May 6, 2020 – Neoleukin Therapeutics, Inc. (“Neoleukin”) (NASDAQ:NLTX), a biopharmaceutical company utilizing sophisticated computational methods to design de novo protein therapeutics, today announced financial results for the first quarter ending March 31, 2020 and provided a business update.

“We look forward to presenting significant updates on our preclinical data for NL-201 as well as additional data related to our de novo protein technology next month at the virtual AACR-II meeting,” said Jonathan Drachman, M.D., Chief Executive Officer of Neoleukin. “Our committed team continues to advance NL-201 towards IND, which remains on target for submission by the end of 2020.  In addition, our efforts to develop NL-201 and our pipeline are supported by financial runway through 2022.”

Summary of Financial Results

Cash Position: Cash and cash equivalents totaled $139.4 million as of March 31, 2020 compared to $143.1 million as of December 31, 2019.  Expenses were primarily the result of costs related to advancing our lead product candidate, NL-201, and other Neoleukin technologies.  The expenses were partially offset by $3.4 million in proceeds from the exercise of options by employees.

Based upon our current operating plan, Neoleukin believes that its cash-on-hand will be sufficient to fund operations through 2022.

R&D Expenses: Research and development expenses for the first quarter of 2020 increased to $5.5 million from $0.1 million for the first quarter of 2019. This increase was primarily due to IND-enabling activities related to our lead product candidate, NL-201, and advancement of other Neoleukin technologies compared to lower expenses during 2019 as a result of the suspension of all research and development activities with rosiptor in June 2018.

G&A Expenses: General and administrative expenses for the first quarter of 2020 increased to $3.6 million from $2.6 million for the first quarter of 2019. This increase was primarily due to growth in employee headcount in the second half of 2019.

Net Loss: Net loss for the first quarter of 2020 was $8.6 million compared to a net loss of $2.2 million in the first quarter of 2019 primarily due to our focus on our lead candidate, NL-201, and other Neoleukin technologies in 2020.

About Neoleukin Therapeutics, Inc.

Neoleukin is a biopharmaceutical company creating next generation immunotherapies for cancer, inflammation and autoimmunity using de novo protein design technology. Neoleukin uses sophisticated computational methods to design proteins that demonstrate specific pharmaceutical properties that provide potentially superior therapeutic benefit over native proteins.  Neoleukin’s lead product candidate, NL-201, is a combined IL-2 and IL-15 agonist designed to eliminate alpha receptor binding. For more information, please visit the Neoleukin website: www.neoleukin.com.

Safe Harbor / Forward-Looking Statements

This press release contains "forward-looking" statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, including, but not limited to, planned development activities and timelines, use and adequacy of cash reserves and the potential benefits of the company’s product candidates and platform. Forward-looking statements can be identified by words such as: "anticipate," "intend," "plan," "goal," "seek," "believe," "project," "estimate," "expect," "strategy," "future," "likely," "may," "should," "will" and similar references to future periods. These statements are subject to numerous risks and uncertainties, including risks and uncertainties related to the company’s cash forecasts, the company’s ability to advance its product candidates, the receipt and timing of potential regulatory submissions, designations, approvals and commercialization of product candidates, the timing and results of preclinical and clinical trials, the timing of announcements and updates relating to the company’s clinical trials and related data, and further impacts of COVID-19, that could cause actual results to differ materially from what Neoleukin expects. Further information on potential risk factors that could affect Neoleukin’s business and its financial results are detailed under the heading “Risk Factors” in documents the company files from time to time with the Securities and Exchange Commission (SEC), and other reports as filed with the SEC. Neoleukin undertakes no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Contacts:

Media

Julie Rathbun

206-769-9219

jrathbun@neoleukin.com

Investors

Solebury Trout

Brian Korb

646-378-2923

bkorb@troutgroup.com

NEOLEUKIN THERAPEUTICS INC.

Condensed consolidated balance sheets

(Unaudited)

(In thousands of U.S. dollars)

	MARCH 31, 2020	DECEMBER 31, 2019

Assets
Cash and cash equivalents	$139,417	$143,093
Other current assets	236	503
Other long-term assets	13,398	3,427
Total assets	$153,051	$147,023

Liabilities
Current liabilities	$5,603	$4,743
Non-current liabilities	10,328	593
Total liabilities	15,931	5,336
Stockholders’ equity	137,120	141,687
Total liabilities and stockholders' equity	$153,051	$147,023

NEOLEUKIN THERAPEUTICS, INC.

Condensed consolidated statements of operations

(Unaudited)

(In thousands of U.S. dollars, except per share and share amounts)

	THREE MONTHS ENDED MARCH 31,
	2020	2019
Operating expenses
Research and development	$5,498	$104
General and administrative	3,573	2,555
Total operating expenses	9,071	2,659
Other income, net	429	451
Net loss	$(8,642)	$(2,208)
Net loss per common stock - basic and diluted	$(0.18)	$(0.09)

Basic and diluted weighted average number of common stock outstanding	49,168,451	23,537,368